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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY



The following companies are subsidiaries of Zale Corporation:

         Zale Delaware, Inc.
         Zale Holding Corporation (i)
         Zale International, Inc.
         Zale Canada Finance, Inc.

The following companies are subsidiaries of Zale Delaware, Inc.:

         Zale Puerto Rico, Inc.
         Dobbins Jewelers, Inc.
         Jewelers Financial Services, Inc.
         Zale Life Insurance Company
         Zale Indemnity Company
         Jewel Re-Insurance Ltd.
         Zale Employees Child Care Association, Inc.
         Jewelers Credit Corporation
         Jewelers National Bank

The following company is a subsidiary of Zale International, Inc.:

         Zale Canada Company

(i)      Former parent company of Zale Corporation .